UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): August 1,2008



                               MILLENIA HOPE INC.

             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)




                                       98-0213828
       (Commission file no.)           (IRS Employer Identification No.)

                        490 du Parc Industriel suite 202
                           Longueuill, Quebec J9v 3V6


              (Address of principal executive offices and zip code)


         Company's telephone number, including area code: (514) 664-4037

Item 1.01 Entry into a Definitive Material Agreement

On August 1,2008 the Company sold 19% of its common shares in Millenia Hope Pharmaceuticals Inc., its former Canadian controlled subsidiary (also operating under the name Millenia Hope Biopharma), to Mr. Jacky Quan. In consideration of the aforementioned, Mr. Quan will invest $1.7 million Cdn in Millenia Hope Pharmaceuticals Inc., over a 1 year period commencing Aug 1,2008, to aid that company's cash flow needs. Mr. Quan also purchased, at the same time, 41% of that company's common shares from private interests, giving him a 60% ownership of that company's common shares and is currently operating this company under the name Bio-Quan Life Sciences.

On the same date, Mr. Leonard Stella, that company's CEO, resigned his position as an Officer and as a Director and was replaced by Mr. Quan as the new CEO and a Director of Millenia Hope Pharmaceuticals Inc.

On September 29,2008 Millenia Hope Pharmaceuticals Inc. made a request to stay all proceedings against it from its creditors, under the Canadian Bankruptcy and Insolvency Act with KPMG acting as the Trustee. As of now, no proposal in this matter has not been finalized by the relevant Canadian authorities.

Item 5.02 Departure of Directors or Principal Officers; Election of Directions; Appointment of Principal Officers

On January 5,2009 the Board of Directors of Millenia Hope accepted the December 16,2008 resignation of Mr. Joseph Daniele from his position as the Chief Legal Advisor and as a Director of the Company. His responsibilities at the Company are being handled by Mr. Leonard Stella, CEO, and Mr.Yehuda Kops, the COO.

On January 5,2009 the Board of Directors of Millenia Hope welcomed back to the Company Dr. Soriba Cisse as their Chief Scientific Officer. Dr. Cisse was a former Officer of the Company and has now rejoined it his previous capacity.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date January 9,2009

Millenia Hope Inc.
By: /s/ Leonard Stella
Name Leonard Stella
Its: Chief Executive Officer

By: /s/ Yehuda Kops
Name: Yehuda Kops
Its: Acting Chief Financial Officer